UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2012, Great Lakes Dredge & Dock Company, LLC (the “Company”) entered into employment agreements with Kyle D. Johnson and John F. Karas, the terms of which were approved by the Compensation Committee of the Board of Directors (the “Board”) of Great Lakes Dredge & Dock Corporation. Messrs. Johnson and Karas have both served as Senior Vice Presidents of the Company since 2009. Mr. Johnson began employment with the Company in 1983 as a Mechanical Engineer following graduation from Purdue University with a degree in engineering. Mr. Johnson also earned a masters degree in Construction Engineering and Management from Stanford University. He was named Vice President and Chief Contract Manager in 2006 and assumed responsibility for Operations in 2010. Mr. Karas began employment with the Company in 1983 as a Project Engineer following graduation from the University of Notre Dame with a degree in finance. He was named a Vice President in 2002 and Chief Estimator in 1992.

Under the agreements, each executive will continue to serve in his present capacity, reporting to the Company’s President of Dredging Operations and performing those duties as may be assigned to him by the President of Dredging Operations. Employment under the agreements commenced on April 26, 2012, will continue until April 26, 2014 and will be automatically extended thereafter for successive one-year periods unless notice of termination by either the executive or the Company is given at least 90 days in advance of the expiration of the current term. Messrs. Johnson and Karas will be paid annual base salaries of $250,000 and $235,000, respectively, subject to increases by the Board or decreases by up to 10 percent if there is a similar salary reduction affecting all officers in the dredging division. Messrs. Johnson and Karas will be eligible to participate in the annual performance bonus plans and long-term incentive plans established by the Company for its dredging division officers. Messrs. Johnson’s and Karas’ annual performance bonus, if any, will be paid 25% in Company common stock and the remainder will be paid in cash. Messrs. Johnson and Karas will also be eligible to participate in any employee benefit plans offered by the Company to its dredging division officers. The agreements provide that any incentive or equity-based compensation paid or awarded to Messrs. Johnson and Karas will be subject to the Company’s recoupment policy. In addition, Messrs. Johnson and Karas are required to maintain minimum stock ownership requirements under the agreements and any extensions thereof.

The employment agreements provide, among other things, that if the Company terminates Messrs. Johnson or Karas without cause (as defined in the employment agreements), the Company will provide him with the following severance benefits: (i) cash severance equal to 24 months of salary and the prior year’s bonus; (ii) vesting credit for any outstanding unvested equity awards; and (iii) continued coverage under the Company’s medical and dental plans for up to 24 months following termination. If Messrs. Johnson or Karas voluntary resigns his employment, then the Company may elect to either: (a) cease all compensation and benefits to the executive upon his resignation date, in which case he would no longer be subject to the non-competition and non-solicitation covenants included in the agreement; or (b) enforce such covenants for a period of 24 months following termination and provide the executive with a cash severance benefit equal to a portion of his salary and benefits and continued coverage under the Company’s medical and dental plans for up to 24 months following termination. If the Company terminates Messrs. Johnson or Karas for cause, the Company would have no further obligation to the executive other than the obligation to pay his base salary through the date of termination and any other compensation and benefits then due. The terms of the agreements also provide that, upon a termination due to death, disability or retirement, Messrs. Johnson and Karas will receive vesting credit for any outstanding unvested equity awards. Any severance benefits are subject to the executive’s execution and delivery of a general release and waiver of claims for the benefit of the Company.

If within twelve months of a change in control, the Company terminates the employment of Messrs. Johnson or Karas other than for cause, the Company will pay the executive, in lieu of any cash severance benefits payable for a termination preceding a change in control, (i) a lump sum payment equal to two (2) times his then current base salary, (ii) the pro rata portion of the executive’s annual bonuses for the prior fiscal year, (iii) 401(k) Lost Benefit Plan benefits earned through the termination date, (iv) vesting credit for any outstanding unvested equity awards, and (v) continued coverage under the Company’s medical and dental plans for up to 24 months following the termination date.

Messrs. Johnson and Karas are subject to confidentiality provisions which continue indefinitely and, during the employment term and for twenty-four months following termination, Messrs. Johnson and Karas are subject to non-competition and non-solicitation restrictive covenants (subject to the Company’s election following voluntary resignation as noted above).

The foregoing description of the terms and conditions of the Company’s employment agreements with Messrs. Johnson and Karas does not purport to be complete and is qualified in its entirety by reference to the employment agreements which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith:

10.1	Employment Agreement dated as of April 26, 2012 between Great Lakes Dredge & Dock Company, LLC and Kyle D. Johnson.
10.2	Employment Agreement dated as of April 26, 2012 between Great Lakes Dredge & Dock Company, LLC and John F. Karas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

/s/ Bruce J. Biemeck
Date: May 2, 2012	Bruce J. Biemeck
President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

10.1	Employment Agreement dated as of April 26, 2012 between Great Lakes Dredge & Dock Company, LLC and Kyle D. Johnson.

10.2	Employment Agreement dated as of April 26, 2012 between Great Lakes Dredge & Dock Company, LLC and John F. Karas.